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                                                                    EXHIBIT 10.6

                     [SUPERIOR FINANCIAL CORP LETTERHEAD]








                                January 1, 1998


Mr. Marvin Scott
7495 Lazy Acres Road
Pass Christian, Mississippi 39571

Dear Marvin:

     The purpose of this letter is to confirm our discussions with respect to your employment by SFC Acquisition Corp. (the "Parent") which has been organized for the purpose of acquiring Superior Federal Bank, FSB (the "Company").

Effective Date:          January 9, 1998 or shortly thereafter based on your
                         official resignation date from your current employer.

Position:                You will serve as President of both the Parent and the
                         Company, following its acquisition.

Compensation:            For all services rendered by you during your
                         employment, you will be paid an annual base salary of $150,000, or $12,500 per month, subject to periodic increases as the board of directors of the parent may approve. You will be paid a targeted annual bonus of $50,000 based on the accomplishment of both annual and long-term goals to be approved by the board of directors of the parent.

Benefits You will be provided the right to participate in the normal employee benefits plans as the Company may have in effect upon its acquisition. You will be provided with the use of a full size automobile along with insurance coverage and associated expenses upon your employment. Also, you will be provided a $500,000 term life insurance policy during the period from your resignation of your current employer to the closing of the acquisition of the



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                            Company by the Parent.  Thereafter, you will
                            participate in the Company life insurance plan.

Relocation Expenses:        You will be provided with temporary living expenses
                            in Arkansas, including hotel, apartment, meals, and utilities expenses until the earlier of your move into a new home in Arkansas, or December 31, 1998;
                            payment or reimbursement for all costs of packing and moving your household goods, furniture and other belongings from your present home to your new home, and all costs incurred by you and your family in making up to three trips for house-hunting.

                            The Parent or Company will, until your present home is sold, reimburse you for interest costs on the purchased of a new home, and, if your present home is not sold by December 31, 1998, shall purchase your present home at fair-market value as determined by the average of three then-current appraisals of the property.

                            The Parent or Company will reimburse you for all closing costs associated with both the sale of your current home and the purchase of your new home. If your current home is not sold to the Company, you will be reimbursed for all real estate commissions in connections with the sale.

Stock Options:              You will receive options, for a term of ten (10)
                            years, to acquire an amount of common stock, valued at the initial offering price of $10. equal to two and one-half percent (2.5%) of the aggregate proceeds of the equity private placement. Vesting shall be in accordance with the following schedule:

                                   20% vesting at the closing of the Parent's
                                        acquisition of the Company;
                                   20% vesting upon successful consummation of a
                                        public offering of equity securities of
                                        the Parent;
                                   20% vesting upon the stock reaching a market
                                        value (adjusted for stock splits, stock
                                        dividends, or other changes in capital
                                        structure), based upon an average of the closing price over (10) consecutive days (the "Market Value") of at least $15 per share;
                                   20% vesting when such Market Value reaches
                                        $20 per share; and;
                                   20% vesting when such Market Value reaches
                                        $25 per share.

                            If a public offering is not consummated by December 8, 2002,

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                            options shall vest in accordance with the
                            following schedule:

                               20% vesting at Closing;
                               20% vesting upon the Company's annual return on
                                    average assets ("ROAA") attaining 125 basis points;
                               20% vesting upon the Company's annual ROAA
                                    attaining 140 basis points;
                               20% vesting upon the Company's annual ROAA
                                    attaining 155 basis points;
                               20% vesting upon the Company's annual ROAA
                                    attaining 175 basis points;
                            provided that such vesting shall be cumulative and accelerated upon the company's having attained a stated annual ROAA basis point target in any fiscal year.

                            All options whether under the equity private placement or under the public offering shall become fully vested upon a change in control as defined in the next paragraph.

Change in Control:          A "Change in Control" of the Company on the Parent
                            shall mean the occurrence of a transaction the result of which is that more than twenty-five percent of the outstanding shares of the Company or the Parent, or any successor thereof, are acquired by any person or entity, or group acting in concert, which, prior, to such transaction owned or controlled less than twenty-five percent of the shares of the Company or of the Parent except that this definition shall not apply to a corporate reorganization.

                            In the event of a Change in Control of the Company or the Parent subsequent to the date hereof, this agreement shall be terminated and you shall receive compensation of 2.99 times your annualized total compensation for the twelve months preceding the change in control, including bonuses.

Personal Investment:        You will be allowed to make a personal investment in
                            the Parent within your personal capacity.

Club Membership:            Based on approval of the Parent's board of
                            directors, you will be provided with funds, net of taxes, sufficient to enable you to purchase membership in one club with facilities at which you could engage in business entertainment on behalf of the Parent or Company. You will be reimbursed, net of taxes, for monthly dues, periodic assessments, and other such costs of membership. You will be responsible for any personal charges that you may incur in

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                              utilizing the club.

Parent's Undertaking:         Following its acquisition of Company, Parent shall
                              cause Company to be bound by any obligation undertake by Parent in this letter.

         I believe this letter summarized the terms agreed upon in our discussions. Except as to the explicit provisions expressed herein, no contract or other arrangement exists between the undersigned parties. This agreement shall be governed by the law of the State of Arkansas. If you concur, please sign the enclosed copy of this letter and return it to me.

                                        Sincerley yours,


                                        /s/ C. Stanley Bailey
                                            C. Stanley Bailey

AGREED TO:

/s/ C. Marvin Scott
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